Exhibit 99.1

AVEO Oncology Reports Second Quarter 2016 Financial Results and Provides Business Update

CAMBRIDGE, Mass. – August 4, 2016 – AVEO Oncology (NASDAQ:AVEO) today reported financial results for the second quarter ended June 30, 2016.

“The second quarter of 2016 marked a defining moment for AVEO, with the initiation of TIVO-3, our Phase 3 pivotal study of tivozanib in refractory advanced renal cell cancer, and the closing of debt and equity financings to support our North American first- and third-line registration strategy for tivozanib as well as our planned PD-1 combination study,” said Michael Bailey, president and chief executive officer. “We are very pleased with investigator support for TIVO-3 to date, and remain on track to complete enrollment in 2017 and see top-line data in the first quarter of 2018. We expect to achieve several milestones over the next 12 months, including the initiation of a tivozanib PD-1 combination study, a decision on approval for tivozanib in front-line RCC in Europe, meaningful progress in our partnered pipeline programs as well as a potential partnership for AV-353. Along with anticipated milestone payments from our partnered pipeline programs, we believe that our resources will allow us to fully fund our U.S. tivozanib development strategy through at least pivotal top-line data for TIVO-3 in the first quarter of 2018.”

Recent Highlights

•	Dosing of First Patient in Pivotal Phase 3 TIVO-3 Study of Tivozanib in Renal Cell Carcinoma. In May 2016, AVEO announced that the first patient was dosed in the Company’s pivotal TIVO-3 trial, a randomized, controlled, multi-center, open-label study to compare tivozanib to sorafenib in subjects with refractory advanced renal cell carcinoma (RCC). Tivozanib is an oral, once-daily, vascular endothelial growth factor (VEGF) tyrosine kinase inhibitor (TKI). The Phase 3 trial is expected to enroll approximately 322 patients with recurrent or metastatic RCC who have failed at least two prior regimens, including VEGFR-TKI therapy (other than sorafenib). Eligible patients may also have received checkpoint inhibitor therapy in earlier lines of treatment. Patients will be randomized 1:1 to receive either tivozanib or sorafenib, with no crossover between arms.

The primary endpoint of the study is progression free survival. Secondary endpoints include overall survival, overall response rate, and safety and tolerability. Top line readout of the study is currently projected for the first quarter of 2018. The TIVO-3 trial, together with the previously completed TIVO-1 trial of tivozanib in the first line treatment of RCC, is designed to support a first and third line indication for tivozanib in the U.S. A marketing authorization application seeking approval of tivozanib as a treatment for first line renal cell cancer is currently pending in Europe based on an application submitted by AVEO’s partner EUSA Pharma.

•	Closing of Private Placement and Amended Term Loan. In May 2016, AVEO announced the closing of a private placement of 17,642,482 units, each consisting of one share of common stock and a warrant to purchase one share of common stock, at a price of $0.965 per unit, for gross proceeds of approximately $17 million. The transaction was led by New Enterprise Associates and included New Leaf Venture Partners and Perceptive Advisors, among other institutional investors. Certain members of the Company’s management team and Board of Directors also participated in the financing. Piper Jaffray & Co. served as the exclusive placement agent for the financing.

The Company also announced that it entered into an amendment to its 2010 loan and security agreement with Hercules Capital, Inc. Pursuant to the loan amendment, the Company borrowed an additional $5.0 million from Hercules. If specified conditions are met, AVEO may borrow an additional tranche of $5.0 million from Hercules in the first half of 2017, and repayment of principal on AVEO’s loans may be deferred to begin in 2018.

•	Filing of Provisional Patent Applications for AV-353, a Notch 3-Specific Inhibitor Antibody for PAH. In May 2016, AVEO announced that it had filed provisional patent applications with the United States Patent and Trademark Office covering composition of matter claims for AV-353, the Company’s potent inhibitory antibody specific to Notch 3 for development in Pulmonary Arterial Hypertension (PAH). These patent applications are the second set of applications related to AV-353 and the Company’s Notch 3 antibody program. Current treatments in PAH focus only on controlling symptoms by avoiding vasoconstriction and increasing vasodilation of vessels and do not reverse the underlying cause of the disease. In contrast, with the results of a recently concluded research study supported by AVEO, AV-353 has generated a growing body of preclinical data that supports AV-353’s ability to potentially reverse the disease phenotype, which would represent a potential disease-modifying approach to treatment. Consistent with the Company’s focus on developing oncology therapeutics, AVEO is currently seeking an appropriate partner to develop and commercialize AV-353 worldwide in PAH.

Second Quarter 2016 Financial Highlights

•	AVEO ended Q2 2016 with $39.5 million in cash, cash equivalents and marketable securities as compared with $34.1 million at December 31, 2015. The increase was attributable to the net proceeds of our private placement of securities and additional borrowings under our existing loan and security agreement in the second quarter of 2016, net of the use of cash to fund operations during 2016.

•	Total collaboration revenue in Q2 2016 was approximately $0.2 million compared with $0.1 million Q2 2015. The increase was primarily due to $0.1 million in revenue recognized in the second quarter of 2016 in connection with the out-licensing agreement with EUSA, which was executed in December 2015.

•	Research and development expense was $5.6 million in Q2 2016 compared with $1.8 million for Q2 2015. The increase was primarily attributable to an increase in tivozanib clinical trial costs in connection with the preparation for, and conduct of, the TIVO-3 phase 3 trial in renal cell carcinoma that commenced enrollment and patient treatment in May 2016.

•	General and administrative expense was $1.7 million in Q2 2016 compared with $2.9 million for Q2 2015. The decrease was primarily the result of continued reduction of facilities and other operating expenses after completing our restructuring in the first quarter of 2015.

•	Net loss for Q2 2016 was $8.6 million, or a loss of $0.13 per basic and diluted share, compared with net loss of $5.5 million, or a loss of $0.10 per basic and diluted share for Q2 2015.

Financial Guidance

We believe that our $39.5 million in cash resources could allow us to fund our planned operations at least into the fourth quarter of 2017.

AVEO expects that its cash resources, its borrowing capacity under its amended loan agreement, together with certain anticipated operational milestone payments from its collaboration partners, could allow the Company to fund its U.S. tivozanib development strategy through at least pivotal Phase 3 TIVO-3 top-line data as well as a tivozanib-PD-1 inhibitor combination trial.

About AVEO

AVEO Oncology (AVEO) is a biopharmaceutical company dedicated to advancing a broad portfolio of targeted therapeutics for oncology and other areas of unmet medical need. The company is focused on developing and commercializing its lead candidate tivozanib, a potent, selective, long half-life inhibitor of vascular endothelial growth factor 1, 2 and 3 receptors, in North America as a treatment for Renal Cell Carcinoma and other cancers. AVEO is leveraging multiple partnerships to develop and commercialize tivozanib in non-oncologic indications worldwide and oncology indications outside of North America, as well as to progress its pipeline of novel therapeutic candidates in cancer and cachexia (wasting syndrome). For more information, please visit the company’s website at www.aveooncology.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements of AVEO that involve substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. The words “anticipate,” “believe,” “expect,” “intend,” “may,” “plan,” “could,” “should,” “seek,” or the negative of these terms or other similar expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among others: AVEO’s plans with respect to the design and execution of its TIVO-3 clinical trial and the timing of enrollment and data readouts from the trial; the potential for the TIVO-3 trial to support third line and first line indications in the U.S.; expectations regarding the initiation of a tivozanib-PD-1 combination study; the potential disease-modification capabilities and partnership expectations for

AV-353; AVEO’s expectations regarding a registration decision in the EU for tivozanib for first line renal cell cancer; the potential benefits of tivozanib in the treatment of renal cell carcinoma as a single agent or in combination with other therapies; AVEO’s plans and strategies and the potential achievement by AVEO and its partners of milestones; and AVEO’s cash and clinical trial cost forecasts. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that AVEO makes due to a number of important factors, including risks relating to AVEO’s ability to enter into and maintain its third party collaboration agreements, and its ability, and the ability of its licensees, to achieve development and commercialization objectives under these arrangements; AVEO’s ability, and the ability of its licensees, to demonstrate to the satisfaction of applicable regulatory agencies the safety, efficacy and clinically meaningful benefit of AVEO’s product candidates; AVEO’s ability to successfully enroll and complete clinical trials, including the TIVO-3 study; AVEO’s ability to achieve and maintain compliance with all regulatory requirements applicable to its product candidates; AVEO’s ability to obtain and maintain adequate protection for intellectual property rights relating to its product candidates and technologies; developments, expenses and outcomes related to AVEO’s ongoing shareholder litigation; AVEO’s ability to successfully implement its strategic plans; AVEO’s ability to raise the substantial additional funds required to achieve its goals; unplanned capital requirements; adverse general economic and industry conditions; competitive factors; and those risks discussed in the section titled “Risk Factors” in AVEO’s most recent Annual Report on Form 10-K, its quarterly reports on Form 10-Q and its other filings with the SEC. The forward-looking statements in this press release represent AVEO’s views as of the date of this press release. AVEO anticipates that subsequent events and developments may cause its views to change. While AVEO may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. You should, therefore, not rely on these forward-looking statements as representing AVEO’s views as of any date other than the date of this press release.

AVEO PHARMACEUTICALS, INC.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Collaboration and licensing revenue	$193	$134	$1,396	$268
Operating expenses:
Research and development	5,604	1,841	11,576	4,536
General and administrative	1,731	2,889	4,203	6,144
Restructuring and lease exit	—	25	—	4,358

	7,335	4,755	15,779	15,038

Loss from operations	(7,142)	(4,621)	(14,383)	(14,770)
Other expense, net:
Interest expense, net	(468)	(626)	(837)	(1,337)
Change in fair value of warrant liability	(996)	—	(996)	—
Other expense	—	(209)	—	(223)

Other expense, net	(1,464)	(835)	(1,833)	(1,560)

Loss before provision for income taxes	(8,606)	(5,456)	(16,216)	(16,330)
Provision for income taxes	—	—	(100)	—

Net loss	$(8,606)	$(5,456)	$(16,316)	$(16,330)

Net loss per share — basic and diluted	$(0.13)	$(0.10)	$(0.26)	$(0.30)
Weighted average number of common shares outstanding	66,917	55,164	62,566	53,908

Consolidated Balance Sheet Data

(In thousands)

(Unaudited)

	June 30,	December 31,
	2016	2015
Assets
Cash, cash equivalents and marketable securities	$39,531	$34,135
Accounts receivable	1,302	4,641
Prepaid expenses and other current assets	1,421	1,600
Property and equipment, net	22	23
Other assets	410	143

Total assets	$42,686	$40,542

Liabilities and stockholders’ equity
Accounts payable and accrued expenses	$6,304	$5,531
Total loans payable	13,735	9,471
Total deferred revenue	3,326	3,695
Warrant liability	10,340	—
Other liabilities	690	4,618
Stockholder’s equity	8,291	17,227

Total liabilities and stockholders’ equity	$42,686	$40,542

Company, Media and Investor Contact:

David Pitts, Argot Partners

(212) 600-1902

aveo@argotpartners.com